Exhibit No. 11
                                                                  --------------

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                                   (Unaudited)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share

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                                                                                          Nine Months ended
                                                                                          -----------------
                                                                            September 30, 2001         September 30, 2000
                                                                                -----------                -----------
Net income (loss), as reported                                                  $(1,021,288)               $    27,440

Preferred stock preference items:

Interest on Series B, C, D and F convertible preferred stock                    $  (202,875)               $  (234,630)
                                                                                -----------                -----------

Total preferred stock preference item                                           $  (202,875)               $  (234,630)

Net loss attributable to common stockholders                                    $(1,224,163)               $  (207,190)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                                9,235,445                  4,480,563
B. Shares attributable to convertible preferred stock outstanding                      --                         --
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                                           --                         --
                                                                                -----------                -----------

Weighted average shares outstanding                                               9,235,445                  4,480,563
                                                                                ===========                ===========

Net loss per share                                                              $     (0.13)               $     (0.05)

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